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                           September 25, 2023

       Randall Chesler
       President and Chief Executive Officer
       Glacier Bancorp, Inc.
       49 Commons Loop
       Kalispell, Montana 59901

                                                        Re: Glacier Bancorp,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed September 14,
2023
                                                            File No. 333-274515

       Dear Randall Chesler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance